KRANSCO,                              EXHIBIT  2.1

                    a California corporation



                              and



                         MATTEL, INC.,

                     a Delaware corporation





                      AMENDED AND RESTATED
                    ASSET PURCHASE AGREEMENT










                   Dated as of March 26, 1994
                     (amended and restated
                      as of May 15, 1994)

                       TABLE OF CONTENTS

                                                             Page

ARTICLE I    PURCHASE OF ASSETS .............................   1
     1.1     Asset Acquisition ..............................   1
     1.2     Retained Rights in Seller Assets ...............   2

ARTICLE II   ASSUMPTION OF LIABILITIES ......................   2
     2.1     Liabilities Assumed ............................   2
     2.2     Retained Liabilities ...........................   3
     2.3     Certain Tax Matters ............................   4

ARTICLE III  PURCHASE PRICE                                     4
     3.1     Payment of Purchase Price ......................   4
     3.2     Adjustment to the Initial Price ................   4
     3.3     Contingent Price ...............................   5

ARTICLE IV   REPRESENTATIONS AND WARRANTIES .................   6
     4.1     Representations of Buyer .......................   6
     4.2     Representations of Seller ......................   7

ARTICLE V    COVENANTS ......................................  14
     5.1     Further Assurances .............................  14
     5.2     Access to Books and Records ....................  14
     5.3     Preservation of Records ........................  14
     5.4     Information Regarding Intellectual Property ....  14
     5.5     Announcements ..................................  14
     5.6     Access to Properties and Records ...............  15
     5.7     General Conduct of the Business Prior to
               Closing Date .................................  15
     5.8     Mutual Covenant ................................  16
     5.9     Fulfillment of Conditions to Closing ...........  17
     5.10    Obtaining Consents to Assignments ..............  17
     5.11    Amendment to Disclosure Schedules ..............  17
     5.12    Title Insurance ................................  18
     5.13    Other Insurance ................................  18
     5.14    Charitable Trust ...............................  18

ARTICLE VI   EMPLOYEE AND OTHER MATTERS .....................  19
     6.1     Buyer to Offer Employment ......................  19
     6.2     Payroll ........................................  19
     6.3     Accrued Vacation ...............................  20
     6.4     Buyer Liable for Employee Continuation Coverage.  20


                               i.

ARTICLE VII  CLOSING ........................................  20
     7.1     Time of Closing ................................  20
     7.2     Deliveries by Seller ...........................  20
     7.3     Deliveries by Buyer ............................  21

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS ............  21
     8.1     Conditions to Obligations of Buyer .............  21
     8.2     Conditions to Obligations of Seller ............  23

ARTICLE IX   MISCELLANEOUS ..................................  24
     9.1     Expenses .......................................  24
     9.2     Survival of Representations and Warranties .....  24
     9.3     Notices ........................................  25
     9.4     Knowledge ......................................  25
     9.5     Miscellaneous ..................................  25
     9.6     Indemnification ................................  26
     9.7     Termination ....................................  28
     9.8     Allocation of Estimated Purchase Price .........  28
     9.9     Prorations .....................................  28
     9.10    Maintenance of Cash Assets .....................  29


                               ii.

                      AMENDED AND RESTATED
                    ASSET PURCHASE AGREEMENT
                    ------------------------

      THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 26, 1994, is entered into by and between KRANSCO, a California corporation ("Seller"), and MATTEL, INC., a Delaware corporation, or assigns (collectively, "Buyer"), is amended and restated as of May 15, 1994 to read in full as follows:

      WHEREAS, Seller is presently engaged in the business of designing, manufacturing and marketing toys and other consumer products; and

      WHEREAS, Seller desires to sell and Buyer desires to purchase certain of the assets and assume certain of the liabilities associated with the business of the Seller upon the terms and conditions provided herein;

      In consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:


                          ARTICLE I
                     PURCHASE OF ASSETS
                     ------------------

      1.1  Asset Acquisition.

           (a) Assets to Be Acquired. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as hereinafter defined), and except as otherwise expressly provided herein, Seller agrees to sell, transfer, and deliver to Buyer, and Buyer agrees to purchase from Seller, all right, title and interest of Seller in and to all of the assets, properties, business and goodwill (the "Business") of the Seller used in or pertaining to the business conducted by the Seller and the Subsidiaries (as defined below), of every kind and description, whether real, personal or mixed, including, without limitation, (i) all trade and other accounts receivable of Seller related to sales arising out of operations, including trade-related inter-company accounts receivable (the "Accounts Receivable"); (ii) all inventories of the Seller, including all work-in-process, raw materials and finished goods inventories (the "Inventory"); (iii) all rights of the Seller under all contracts and agreements with any third parties made by Seller, including all leases of real or personal property and all purchase orders for products of the Seller; (iv) all other tangible assets of the Seller; (v) all intangible assets used in the Seller's operations, including Intellectual Property, the books and records of Seller, Seller's corporate name and other trade names used in Seller's business and any confidential or proprietary information; and (vi) all of the issued and outstanding shares of Kransco Limited, a U.K. corporation, and Juegos California, S.A. de C.V., a Mexico corporation (the "Subsidiaries") provided, however, that Seller hereby expressly excludes from the Business and retains the rights to the Retained Assets as


                               1.

described   in  Section   1.2  hereof  (the   aforesaid    assets
to be acquired being herein collectively referred to as the "Purchased Assets").

      As used in this Agreement, the term "Intellectual Property" includes, without limitation, all (i) patents, patent applications, patent disclosures, unpatented inventions and improvements thereto; (ii) copyrights and registrations and applications for registration thereof; (iii) mask works and integrated circuit typography and registrations and applications for registration thereof; (iv) computer software, data, and documentation; (v) trade secrets (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works; (vi) registered and common law trademarks, service marks, trade names, trademark and service mark applications; and (vii) copies and tangible embodiments thereof (in whatever form or medium).

      1.2 Retained Rights in Seller Assets. Notwithstanding anything herein to the contrary, Seller retains all of its right, title and interest in and to, and there shall be excluded from the sale hereunder the following assets used by Seller in the conduct of the Seller's operations (collectively, the "Retained Assets"): (i) all cash and cash equivalents of Seller;
(ii) unimproved real property located in Morgan Hill, California;
(iii) all of Seller's interest in the real property and improvements located at or used in connection with its facilities in San Gabriel, California; (iv) artwork located at the corporate headquarters; (v) interest in aircraft N277QS; (vi) all rights and any recovery in connection with the case "Kransco v. American Empire Surplus Lines, et al.," S.F. Superior Court No. 939603 (the "Insurance Case"); (vii) Seller's long-term tax deposit (Subchapter S); (viii) all of Seller's interest in the real property and improvements located at or used in connection with its facilities in Virginia Beach, Virginia; (ix) intercompany receivables related to the Retained Assets or Retained Liabilities and not included in the Agreement Balance Sheet (as defined in Section 4.2(g)); and (x) the leases for two Mercedes-Benz automobiles (the "Vehicle Leases").


                          ARTICLE II
                   ASSUMPTION OF LIABILITIES
                   -------------------------

      2.1 Liabilities Assumed. Except as otherwise expressly provided herein, at the Time of Closing Buyer hereby agrees to assume, and shall thereafter be responsible for paying and satisfying, to the extent not discharged prior to the Closing, all of the debts, liabilities and obligations of Seller of every kind, character or description, whether accrued, contingent or otherwise, associated with the Purchased Assets, including, without limitation, the following (collectively, the "Assumed Liabilities"):

           (a) All trade and other accounts payable, including trade-related intercompany accounts payable;


                               2.

           (b) All liabilities and obligations related to the Seller, including, without limitation, all liabilities incurred in the ordinary course of the business of Seller being sold pursuant hereto and all unperformed and unfulfilled obligations of the Seller related to or arising out of the Purchased Assets or arising out of any accounts payable described in Section 2.1(a);

           (c)   All  liabilities  set  forth on the Closing Date
Statement (as hereinafter defined);

           (d) All taxes and assessments (including any liabilities with respect to penalties or interest thereon) imposed by any governmental authority accruing after the Closing Date to the extent related to the ownership or use of Purchased Assets or the conduct by Buyer of the Business after the Closing Date;

           (e) All liabilities for commission payments to Seller's sales representatives earned on orders for products produced by the Business booked after the Closing Date pursuant to price quotations made which are consistent with existing Seller list prices or which were approved by an employee of the Seller's sales department on or prior to the Closing Date, and provided that such commissions conform to Seller commission guidelines and past practices, and all liabilities for commission payments to sales representatives earned on orders relating to the Business booked after the Closing Date; and

           (f) All liabilities and obligations, including, without limitation, minimum royalty payments due under Intellectual Property licensed to Seller, all costs, expenses (including costs of investigation, attorneys' fees and court expenses), penalties, fines, damages, levies, losses and charges arising out of or in connection with (i) suits, claims, proceedings and actions of any kind whatsoever made or commenced against Seller after the Closing Date (including, without limitation, those instituted by any governmental authority) resulting from actual or alleged harm, injury or damage to persons, property or business (including, without limitation, any direct, incidental or consequential damage), arising from any product manufactured, sold or distributed by Seller in connection with the Business or Buyer, or the breach of any implied or express warranty made in connection with any such product regardless of when such product was manufactured or sold;
(ii) claims, actions, suits or proceedings related to the Business with respect to occupational safety, health or environmental matters asserted or brought against Buyer after the Closing Date; or (iii) claims, actions, suits or proceedings arising out of or relating to Buyer's use of any of the Intellectual Property brought after the Closing Date.

      2.2 Retained Liabilities. Seller shall retain and Buyer shall not assume or otherwise be responsible for any liability or obligation of Seller for the following (collectively, the "Retained Liabilities"): (i) any liability or obligation related to the Retained Assets, including any costs or expenses arising out of the Insurance Case; (ii) the payment of any dividends Seller's stockholders declared prior to or after the Closing Date; (iii) taxes described in Section 9.6.1(a)(iii); (iv) any damages or liability, including attorneys' fees and


                               3.

expenses,  in
the  case of "Chighisola  v. Kransco,"  Plymouth  Superior  Court
No. 90-1333; (v) obligations relating to the County of Los Angeles Industrial Development Authority's Variable Rate Demand Industrial Revenue Refunding Bonds relating to Seller's San Gabriel, California, property; (vi) obligations relating to the City of Virginia Beach Development Authority Industrial Development Bonds and related Letter of Credit relating to
Seller's Virginia Beach, Virginia property; (vii) intercompany payables related to Retained Assets or Retained Liabilities and not included in the Agreement Balance Sheet; (viii) the obligations of Kransco Building and Equipment Investment Co. under the 10.125% Senior Secured Notes with National Home Life Assurance Company; (ix) any liability associated with the Vehicle Leases; and (x) any Seller guarantee related to the purchase by John G. Bowes and John N. Rosekrans, Jr. of Yakima Corporation and any other Seller guarantee related to any of the other Excluded Liabilities.

      2.3 Certain Tax Matters. Seller shall bear all federal and state taxes accruing or arising from the operations of the Seller during any period ending on or prior to the Time of Closing, including without limitation all such income taxes arising out of the sale and purchase of the Purchased Assets hereunder. Buyer shall bear all transfer, sales and use taxes arising out of the sale and purchase of the Purchased Assets hereunder and all federal and state taxes accruing or arising from the operations of the Purchased Assets during any period commencing after the close of business on the Closing Date. To the extent that Seller shall be required to pay any sales or use taxes with respect to the sale and purchase of the Purchased Assets hereunder, Buyer shall promptly reimburse Seller therefor.


                          ARTICLE III
                        PURCHASE PRICE
                        --------------

      3.1 Payment of Purchase Price. The total purchase price due and payable at Closing (the "Initial Price") for the Purchased Assets to be sold pursuant to this Agreement shall be $260,000,000 in immediately available funds, and the assumption of the Assumed Liabilities. In addition, Buyer shall pay the "Contingent Price" provided in Section 3.3 hereof as, and to the extent, if any, the same shall be due hereunder.

      3.2  Adjustment to the Initial Price.

           (a) Closing Date Statement. Not more than 30 days following the Closing Date, Seller shall deliver to Buyer a preliminary, unaudited draft of the Closing Date Statement (as defined below). Not less than 40 nor more than 60 days following the Closing Date, Seller's independent accountants ("Seller's Accountants") shall deliver to Buyer a closing balance sheet audited by Seller's Accountants of the Purchased Assets and, to the extent required to be reflected on a balance sheet, the Assumed Liabilities (the "Closing Date Statement") prepared in accordance with generally accepted accounting principles ("GAAP") and on a basis consistent with the Agreement Balance Sheet (as hereinafter defined) which shall set forth the net book value of such assets and liabilities as of the


                               4.

Closing Date (the "Closing
Net Value"). Seller's Accountants shall conduct such audit in accordance with generally accepted auditing standards and shall permit representatives of Buyer's independent accountants ("Buyer's Accountants") to observe and consult with respect to such audit. Upon receipt of the Closing Date Statement, Buyer's Accountants shall be permitted during the succeeding 15 business-day period to examine, at Buyer's expense, the books and records of Seller associated with the Seller and any work papers prepared by Seller or Seller's Accountants in the preparation of the Closing Date Statement. As promptly as possible and in no event later than the last day of such 15 business-day period, Buyer shall either inform Seller in writing that the Closing Date Statement is acceptable or object to the Closing Date Statement by delivering to Seller a written statement setting forth a specific description of Buyer's objections to the Closing Date Statement (the "Statement of Objections"). If the Objection is based on an amount less than $250,000, then the Closing Date Statement shall be deemed accepted without adjustment.

      If Buyer fails to deliver such a Statement of Objections within such 15 business-day period, the Closing Date Statement shall be deemed to have been accepted by Buyer. In the event Buyer objects to the Closing Date Statement as provided above, Seller and Buyer shall attempt to resolve any such objections within 10 business days of Seller's receipt of Buyer's Statement of Objections. If Seller and Buyer are unable to resolve the matter within such 10 business-day period, they shall jointly select and engage another nationally recognized firm of U.S. independent certified public accountants to resolve the disputes and to make any adjustments to the Closing Date Statement. The fees of such other firm shall be divided equally between Seller and Buyer. Seller and Buyer and their respective accountants shall each make readily available to such firm all relevant books and records and work papers prepared by them relating to the Closing Date Statement requested by such firm to resolve the disputes. Such firm's resolution of the dispute and its adjustments to the Closing Date Statement shall be conclusive and binding upon the parties and shall be delivered within 20 business days after such firm is selected.

           (b) Adjustment to Initial Price. Upon the later of acceptance of the Closing Date Statement or the resolution of Buyer's objections in connection therewith, Buyer shall pay to Seller the amount (if any) by which the Closing Net Value exceeds the net value reflected in the Agreement Balance Sheet, as defined in Section 4.2(g), or Seller shall pay to Buyer the amount (if any) by which the net value reflected in the Agreement Balance Sheet exceeds the Closing Net Value, in each case together with interest at the prime rate established by Bank of America from the Closing Time to payment. The applicable amount shall be paid by wire transfer within five business days after its determination.

      3.3  Contingent Price.

           There shall be payable by Buyer to Seller additional purchase price ("Contingent Price") with respect to each of calendar years 1994, 1995 and 1996 an amount


                               5.

in  immediately
available funds equal to $8,625,000 for each such year that net sales of the Power Wheels[registered trademark] line of products equals or exceeds the following amounts for such year:

                         1994 - $157,505,000
                         1995 - $175,500,000
                         1996 - $188,325,000

Provided that if such net sales are less than the foregoing amount for any year but equal to or greater than 95% of such amount, then the amount payable with respect to such year shall be prorated (for example, if net sales of Power Wheels[registered trademark] in 1994 are 96% of $157,505,000, then Buyer shall pay to Seller as the Contingent Price for such year 96% of $8,625,000, or $8,280,000); and any excess in net sales in 1994 or 1995 over the amounts stated in the foregoing table shall be carried over and credited to the following year, provided, however, that the amount of such credit shall in no event exceed $10,000,000. In no event shall the amount payable with respect to any such year exceed $8,625,000. As used in this Section 3.3, "net sales" shall be calculated in the manner used by Buyer in Buyer's publicly available financial statements.


                          ARTICLE IV
                REPRESENTATIONS AND WARRANTIES
                ------------------------------

      4.1 Representations of Buyer. Buyer hereby represents and warrants to Seller that:

           (a) Organization of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware.

           (b) Authority. Buyer has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles.

           (c) No Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any provision of the charter or bylaws of Buyer or of any agreement, deed, contract, mortgage, indenture, writ, order, decree or instrument to which Buyer is a party or by which it is bound.


                               6.

           (d) Brokers, Finders. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees and expenses will be paid by Buyer, there is no broker, finder or other person who has been retained by Buyer or authorized to act on its behalf and who is entitled to a commission, fee or like payment in connection with the transactions contemplated by this Agreement.

      4.2 Representations of Seller. Except as set forth in the Disclosure Schedules noted below (the "Disclosure Schedules") and subject to amendment thereof in accordance with the terms of
Section 5.11, Seller hereby represents and warrants to Buyer that:

           (a) Corporate Organization, etc. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California with all requisite corporate power and authority to carry on the business conducted by it. Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of organization with all requisite corporate power and authority to carry on the business conducted by it. At the closing, the Purchased Assets will include all of the issued and outstanding shares of the Subsidiaries and there will be no outstanding right or option held by any other person to purchase or cause to be issued any shares of any Subsidiary. The Subsidiaries constitute the only entities in which Seller owns or controls any equity or profit interest.

           (b) Authorization of Seller. Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles.

           (c)  No Conflict or Default.  Except  as set  forth in
Schedule 4.2(c) and except with respect to Retained Assets or Retained Liabilities, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of Seller or any Subsidiary or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree or instrument to which Seller or any Subsidiary is a party or by which it or any of the Purchased Assets are bound, or constitute a default
(or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any of the Purchased Assets, or give to others any rights of termination, acceleration or cancellation in or with respect to the Purchased Assets.


                               7.

           (d) Contracts and Commitments. Schedule 4.2(d) sets forth all material contracts, commitments, leases, permits and other instruments binding upon Seller other than purchase orders entered into in the ordinary course of business and other than those contracts, commitments, leases, permits and other instruments that may relate to the Retained Assets or the Retained Liabilities (collectively, "Contracts"). For purposes of this subsection (d), "material" shall mean any contract, agreement, commitment, arrangement or understanding involving payment or receipt by the Seller or any Subsidiary of an amount greater than or equal to $50,000, or having a duration of more than one year, or otherwise material to the Business. Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all items listed in Schedule 4.2(d), and any amendments thereof. Except as disclosed in Schedule 4.2(d), all such contracts, commitments, leases, permits and instruments are in full force and effect and, to the best of Seller's knowledge, are valid, binding and enforceable in all material respects in accordance with their respective provisions subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and none of Seller or any Subsidiary, or, to the best of Seller's knowledge, any other party is in default nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default with respect to the payment or performance of any obligation thereunder; and no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made.

           (e) Inventory. All items included in the Inventory are the property of Seller or a Subsidiary and are in good working condition and not defective, except for obsolete items or items used as demonstration items, which have been written down on the books of the Seller or have been provided for with adequate reserves. Except as set forth on Schedule 4.2(e), no items included in the Inventory are pledged as collateral or are held by Seller or any Subsidiary on consignment from others. All items included in inventory are of a quantity and quality merchantable, marketable, or, in the case of raw materials, usable, in accordance with reasonable business practices and represent a distribution of the type of inventory utilized by Seller or a Subsidiary in the conduct of its business in accordance with reasonable business practices.

           (f) Receivables. The Accounts Receivable arose from valid sales in the ordinary course of business, have been collected or, to the best knowledge of Seller, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts reflected in the Financial
Statements  (as  hereinafter defined), except  as  set  forth  in
Schedule 4.2(f). Neither Seller nor any Subsidiary has any oral return policy; however, Seller has in the past accommodated customer excess inventory where it deemed such accommodation appropriate, although Seller had no legal obligation to do so.


                               8.

           (g) Financial Statements. The Seller has delivered to Buyer the following financial statements (collectively, the "Financial Statements"): (i) audited balance sheet and statement of operations and cash flows for Kransco as of and for the fiscal year ended December 31, 1993 (the "Most Recent Fiscal Year End"); and (ii) unaudited combined pro forma balance sheet ("Agreement Balance Sheet") and statement of operations of Seller which excludes Retained Assets and Retained Liabilities as of and for the year ended December 31, 1993 ("Balance Sheet Date"). The Financial Statements fairly present the financial position of the Seller as of the dates of each balance sheet included therein and results of operations of Seller for the periods covered thereby and are consistent with the books and records of Seller. The audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby except as set forth thereon.

           (h) Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 4.2(h), since the Most Recent
Fiscal Year End, there has not been (i) any material adverse change in the assets, liabilities, business, properties, financial condition, or results of operations of Seller or any Subsidiary or, to the best knowledge of Seller, future prospects for the Business (provided that no change or event attributable to or proximately caused by the execution by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby shall be deemed a material adverse change in breach of this representation); (ii) any transaction entered into by Seller or any Subsidiary other than in the ordinary course of business; (iii) any actual or threatened material labor dispute (including any union representation proceeding or organizational activities); (iv) any increase or decrease in the rates of direct compensation payable or to become payable by Seller or any Subsidiary to any employee, agent or consultant, or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such employee, agent or consultant, or any welfare, pension, retirement or similar payment or arrangement made or agreed to by Seller or any Subsidiary (other than pursuant to any previously existing collective bargaining agreement); or (v) any modification of an existing contract having a materially adverse effect on the Business.

           (i) Assets Are All Assets of the Seller. The Purchased Assets include all of the real and personal property (or interests therein), machinery, tools, equipment, inventory, Intellectual Property and other property in which Seller has any right, title and interest and which are used in the conduct of the Seller's operations in the usual and ordinary course of business. The Purchased Assets are sufficient to operate the Business as presently conducted and are in good operating condition in all material respects, normal wear and tear excepted.

           (j) Title to the Property. Schedule 4.2(j) constitutes a true and complete list and description of all real property owned by or leased to Seller. Except as disclosed in
Schedule 4.2(j) and except for (i) the lien of any current assessments or taxes not yet delinquent and mechanics and similar liens arising in the ordinary course of business, (ii) such insignificant encumbrances which individually or in the aggregate do not adversely


                               9.

affect the Purchased Assets or the Business, or
adversely affect the use currently made of the affected property or equipment, and (iii) with respect to Purchased Assets that are contracts or rights thereunder, the express contractual rights of the other parties thereto (collectively, the "Permitted Liens"), Seller has, or will have, and upon the Closing, Seller will convey or cause to be conveyed to Buyer, good and marketable title to the Purchased Assets, free and clear of all pledges, liens, encumbrances, security interests, equities, charges, encroachments, defects of title, clouds and restrictions of any nature whatsoever. Except as set forth on Schedule 4.2(j), to the knowledge of Seller: (A) there is not any pending or contemplated condemnation of any real or personal property of Seller or any intended public improvement which will result in any charge being levied or assessed against, or in the creation of any lien or assessment upon, any real or personal property of Seller; and (B) there are not any facts or conditions which will result in the termination of any present access from any real property of Seller or any Subsidiary to any utility services or from any real property of Seller or any Subsidiary to existing highways, roads, and alleys.

           (k) Intellectual Property. Schedule 4.2(k) lists or describes all Intellectual Property, whether or not owned by Seller, used in the conduct of the business. Except as set forth in Schedule 4.2(k), (i) none of such Intellectual Property has been assigned, transferred or licensed to or from any third party, (ii) the validity or enforceability of such Intellectual Property as used in the conduct of the Business has not been challenged by others in any proceeding or dispute about which Seller or any Subsidiary has received notice in writing, nor is there any pending or, to the best knowledge of Seller, threatened litigation or proceeding challenging Seller's right to use any of such Intellectual Property or any basis therefor, (iii) to the best of Seller's knowledge, Seller's and the Subsidiaries' use of the Intellectual Property does not conflict with or constitute an infringement of the rights of any other person. To the best of Seller's knowledge, the Intellectual Property constitutes all intellectual property necessary to conduct the Business and the consummation of the transactions contemplated by this Agreement will not materially adversely affect Buyer's rights to the Intellectual Property.

           (l) Litigation. Except as set forth on Schedule 4.2(l), there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the best knowledge of Seller, threatened against or relating to Seller or any Subsidiary, at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental authority expected by Seller in Seller's reasonable judgment to involve the payment of damages, claims or fines in excess of $25,000.

           (m) Taxes. Neither Seller nor any Subsidiary has any tax, deficiency or claim outstanding or assessed against it or any Subsidiary, or, to the best of Seller's knowledge, proposed against it or any Subsidiary, and, to the best of Seller's knowledge, there is no basis for any such deficiency or claim. All tax returns and reports by Seller required to be filed by Seller and which are material to the Business have been duly and timely filed and all taxes which were required to be paid have been paid.


                               10.

           (n) Compliance with Law. Seller and each Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Business. Except for any such licenses, permits, authorizations or approvals which are not individually or in the aggregate material to the conduct of the Business, Seller or any Subsidiary has been granted any and all licenses, permits (temporary and otherwise), authorizations and approvals from federal, state, local and foreign government regulatory bodies necessary to carry on the Business as currently conducted, all of which are valid and in full force and effect. As of the date of this Agreement, there has been no order issued, investigation or proceeding pending, or, to the best knowledge of Seller, threatened, or notice served with respect to, any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to the Business.

           (o)   Labor   Relations.   Except  as  set   forth  on
Schedule 4.2(o), (i) neither Seller nor any Subsidiary is a party to any collective bargaining or union contract; (ii) there are no labor controversies pending or, to the best of Seller's knowledge, threatened as of the date of this Agreement between Seller or any Subsidiary and any of the employees of the Seller or any Subsidiary or any labor union or other collective bargaining unit representing any of the employees of Seller or any Subsidiary, and Seller is not aware of any basis for such controversies; (iii) neither Seller nor any Subsidiary is a party to or bound by any employment contracts with any of its employees; and (iv) neither Seller nor any Subsidiary has employee benefit plans or policies, including vacation, severance, health, retirement and similar plans.

           (p)  Environmental Matters.

                (i) Except as set forth on Schedule 4.2(p), Seller and each Subsidiary (1) has secured and maintained all material environmental permits, certificates, licenses, appraisals, registrations, authorizations, variances and exemptions from government authorities and has made all noti fications, reports and applications to governmental authorities that are legally required in connection with the conduct of the Business (collectively, "Permits"); (2) to the best of Seller's knowledge, is presently and always has been in full compliance with all Environmental Laws (as defined in subsection (v) below) and Permits; (3) has no notice of any threatened or pending claims, investigations, reviews, or actions against the Seller or any Subsidiary under any Environmental Law; (4) is not currently operating any facility or equipment under any compliance order, decree or similar agreement issued or entered into under any Environmental Law.

                (ii) Except as set forth on Schedule 4.2(p) Seller knows of no Environmental Liabilities or any past or current releases of Hazardous Substances on, at, over, from, into or near any facility owned or operated by Seller or any Subsidiary. Seller has disclosed to Buyer in writing any known presence of asbestos in any of its premises other than fully encapsulated asbestos-containing construction materials.


                               11.

                (iii)  Seller  has   delivered  to  Buyer  copies
of all environmental audits and other similar reports which have been prepared by or for Seller or any Subsidiary with respect to its owned or leased real property.

                (iv) Except as set forth on Schedule 4.2(p), there is no facility that Seller or, to the best of Seller's knowledge, any predecessor in interest has owned or operated at or from which Seller or any Subsidiary or any predecessor in interest manufactured, processed, distributed, used, treated, stored, disposed, transported, released or otherwise handled any pollutant, contaminant, Hazardous Substance or waste.

                (v) For purposes of this Section 4.2(p), the following terms have the following meanings:

           "Environmental Laws" shall mean any and all foreign and domestic federal, state and local laws, regulations or ordinances, relating to the protection of human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

            "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

           "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any material constituent elements displaying any of the foregoing characteristics.

           (q) Undisclosed Material Liabilities. There are no undisclosed liabilities of any kind whatsoever that are material to the Business (and, to the best knowledge of Seller, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller or any Subsidiary giving rise to any such liability) except for (i) liabilities disclosed or provided for on the Agreement Balance Sheet, (ii) liabilities under the agreements set forth on Schedule 4.2(d) (which, to the extent appropriate under generally accepted accounting principles are reflected on the Agreement Balance Sheet), and (iii) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business and which would not reasonably be expected to have a material adverse effect on the Business, assets or results of operations of the Seller; and (iv) liabilities otherwise disclosed pursuant to this Agreement.


                               12.

           (r) Brokers, Finders. Except for Morgan Stanley & Co. Incorporated and Grand-Jean Capital Management, Inc., whose fees and expenses will be paid by Seller, there is no broker, finder or other person who has been retained by Seller or any Subsidiary or authorized to act on its behalf and who is entitled to a commission, fee or like payment in connection with the transactions contemplated by this Agreement.

           (s) Personnel. Schedule 4.2(s) constitutes a complete and correct list of (i) all employment, bonus, profit-sharing, percentage compensation, employee benefit plans, incentive plans, pension or retirement plans, stock purchase and stock option plans, contracts or agreements with officers, employees or unions, or consulting agreements, to which Seller is a party or is subject as of the date of this Agreement; (ii) the names and current salary rates of all the executive officers (vice president and above) of Seller; and (iii) the wage rates for the non-executive employees of Seller by classification.
Schedule 4.2(s) also sets forth a listing of all bonuses paid to employees of Seller since December 31, 1992.

           (t) Insurance. Schedule 4.2(t) constitutes a list of all insurance policies and bonds in force with respect to Seller (other than those listed in Schedule 4.2(s)) showing for each such policy or bond: (i) the owner, (ii) the coverage of such policy or bond, (iii) the premium, (iv) the name of the insurer, and (v) the termination date of the policy or bond.

           (u) Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to Buyer by Seller or any representative of Seller are and will be complete and correct in all material respects as of the date hereof and as of the Closing Date subject to changes made in the ordinary course of business.

           (v) Property Taxes. Schedule 4.2(v) constitutes a complete list of all real property and personal property tax bills of Seller and the Subsidiaries for the current and two prior property tax years, indicating whether or not Seller is aware of any proposal by any such taxing authority to change the assessed values or assessment rate reflected in such bills.

           (w) Product Warranties and Returns. Except as set forth on consumer warranties enclosed with Seller's products, Seller has made no warranties or guarantees relating to its products other than as implied by law. Schedule 4.2(w) sets forth all product liability claims with respect to such products made since January l, 1992. Except as set forth on Schedule 4.2(w), to the best knowledge of Seller, Seller has not manufactured, sold, licensed or supplied products or parts which are, were or will become, in any material respect, faulty or defective, or which do not comply in any material respects with the warranties expressly made by Seller with respect thereto.

           (x)  Order Backlog.   Schedule  4.2(x)  constitutes  a
complete and correct list as of March 25, 1994, of all purchase orders for delivery of Seller's products.


                               13.

                          ARTICLE V
                          COVENANTS
                          ---------

      5.1  Further Assurances.

           (a) At or after the Time of Closing, Seller and Buyer shall prepare, execute and deliver such further instruments of conveyance, sale, assignment or transfer and shall take or cause to be taken such other or further action as either party shall reasonably request at any time or from time to time in order to consummate the terms and provisions of this Agreement.

           (b) After the Closing, Seller and Buyer shall reasonably cooperate to maintain the full force and effect of all sales and supply contracts and agreements between the Seller and all third parties under which Seller or any entity affiliated with Seller has obligations which continue after the Closing Date. Seller agrees to transfer promptly orders for and correspondence and inquiries related to Seller's products which it receives on or after the Closing Date to Buyer. Buyer agrees to transfer promptly orders for and correspondence and inquiries related to the Excluded Assets and Excluded Liabilities which Buyer receives on or after the Closing Date to the Seller.

      5.2 Access to Books and Records. After the Closing, both parties shall provide each other with reasonable access to books and records pertinent to the Purchased Assets and Assumed Liabilities during regular business hours for five years following the Closing Date. Except as set forth on Schedule 5.2, Seller agrees that, from and after the Closing, Buyer shall have possession of all documents, books, records, agreements and financial data of any sort relating to the Purchased Assets and Assumed Liabilities, but shall provide Seller with reasonable access to such books, records, agreements and financial data. Seller shall retain books and records of Seller set forth on
Schedule 5.2, but shall provide Buyer with reasonable access to such other books and records. Seller and Buyer shall cooperate to enable delivery of the Closing Date Statement pursuant to
Section 3.2(a).

      5.3 Preservation of Records. After the Closing, both parties agree to preserve such books, records and filings relating to the Purchased Assets and Assumed Liabilities as may be required by applicable law.

      5.4  Information Regarding Intellectual Property. After the
Closing,   both  parties  agree  to  provide  each   other   such
documentation  as  is  reasonably  requested  relating   to   the
Intellectual Property.

      5.5 Announcements. All press releases or other public communications relating to this transaction will require the prior approval of both parties (which approval shall not be unreasonably withheld); provided, however, either party may issue such press release or public communication to the extent such party reasonably determines that such action is legally required.


                               14.

      5.6 Access to Properties and Records. Between the date of this Agreement and the Closing Date, Seller shall give Buyer and Buyer's authorized representatives full access as may be reasonably requested during reasonable business hours, in such a manner as not unduly to disrupt the normal business activities of Seller, to any and all of the premises and properties of Seller and to the contracts, internal reports, data processing files and records, state and local tax returns and records, commitments, books, records and affairs of Seller. Seller shall furnish to Buyer any and all financial, technical and operating data and other information pertaining to the business of Seller as Buyer shall from time to time reasonably request, including, without limitation, financial statements and schedules. Such access shall also include, but shall not be limited to, the placing of one or more employees or representatives of Buyer at the facilities of Seller for the purpose of enabling such employees to become familiar with the operations of Seller.

      5.7 General Conduct of the Business Prior to Closing Date. Pending the Closing Date, and except as otherwise consented to or approved by an officer of Buyer in writing (such requests to be directed to John W. Amerman or N. Ned Mansour, Esq., or their designees) or as required or permitted by this Agreement, Seller covenants as follows:

           (a) The Business shall be conducted in the ordinary course and in a normal business-like fashion and Seller shall use Seller's best efforts to preserve and maintain the goodwill of the Business, including relationships with suppliers and customers.

           (b) Seller shall not take any action, or suffer any action to be taken against Seller or any Subsidiary, which would cause any material change in any of the items and matters concerning Seller covered by the representations any warranties of Seller set forth above in Article IV of this Agreement, including, without limitation:

                (i) incurring or becoming subject to, or agreeing to incur or become subject to, any obligation or liability (absolute or contingent) except current liabilities incurred and any obligations under contracts entered into, in the ordinary course of business and provided specifically that neither Seller nor any Subsidiary shall enter into any material lease or extension of any material lease with respect to any real or personal property of Seller or any Subsidiary.

                (ii)  discharging  or  satisfying  any  lien   or
     encumbrance or payment of any obligation or liability (absolute or contingent) other than as called for by the Agreement or current liabilities in the ordinary course of business;

                (iii) mortgaging, pledging or assuming any lien, charge or any other encumbrance, or the agreement so to do, with respect to any of the Purchased Assets;


                               15.

                (iv) selling, transferring, or agreeing to sell or transfer, any of the Purchased Assets, or canceling or agreeing to cancel any debts or claims, except in each case in the ordinary course of business;

                (v)   entering into any  transaction in  which an
     extraordinary  loss   would  be  incurred  or   waiving  any
     rights of substantial value;

                (vi) entering into any transaction other than in the ordinary course of business;

                (vii) increasing (other than pursuant to any collective bargaining agreement in effect as of the date of this Agreement) the rate of compensation payable or to become payable by Seller or any Subsidiary to any officers, employees, consultants, or agents over the rate being paid to them on the date of this Agreement except for routine regularly scheduled merit increases;

                (viii) terminating any material contract, agreement, license or other instrument to which Seller or any Subsidiary is a party, except agreements which are by their terms terminable in the ordinary course of business;

                (ix) negotiating or otherwise making any commitment or incurring any liability or obligation to any labor organization not binding and enforceable against Seller or any Subsidiary on the date of this Agreement;

                (x) making, or agreeing to make, any accrual or arrangement for or payment of any bonus or special compensation of any kind to any officer, employee, consultant, or agent other than pursuant to any program presently in effect;

                (xi) directly or indirectly paying or making a commitment to pay any severance or termination pay to any officer, employee, consultant, or agent; or

                (xii) entering   into   commitments  for  captial
     expenditures exceeding  the  aggregate  amount  of $100,000.

      5.8 Mutual Covenant. Seller and Buyer each, prior to, or as of, the Closing Date, shall use its best efforts to obtain all consents, approvals, orders, authorizations, registrations, qualifications, designations or declarations from, and make any filings with, any governmental authority required in connection with the consummation of the transactions contemplated by this Agreement. Seller and Buyer each shall furnish promptly to each other information reasonably requested by the other party for inclusion in any statement or application made by either party to any governmental or regulatory body in connection with the transactions contemplated by this Agreement. The obligations of the parties under this Section 5.8 shall include prompt filing under the Hart-Scott-Rodino Act ("HSR Act").


                               16.

      5.9 Fulfillment of Conditions to Closing. Each of the parties hereto shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' respective obligations to consummate the transactions contemplated hereby. At or prior to Closing, Seller shall cause any shares of the Subsidiaries not held by Seller to be duly endorsed over for transfer to Buyer (or to Seller for reconveyance to Buyer), and such shares shall be deemed Purchased Assets for all purposes of this Agreement.

      5.10 Obtaining Consents to Assignments. Seller shall use best efforts to obtain all approvals, consents or waivers as shall be necessary to convey and assign to and vest in Buyer all of its right, title and interest to the Purchased Assets, including, without limitation, any claim, right, or benefit arising thereunder or resulting therefrom, as soon as practicable. To the extent that rights under any agreement, contract, commitment, lease, license, permit, authorization or other Purchased Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person, and such consent has not been obtained by the Closing Date, neither this Agreement nor any document executed by the parties hereto in connection with this Agreement shall constitute an agreement to assign the same if any attempted assignment would constitute a breach thereof or would be unlawful, and Seller shall use reasonable efforts to obtain any such required consent as promptly as possible after the Closing Date. If such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the instrument in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the instrument, shall act as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the instrument, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer at no additional cost to Seller for a period not to exceed twelve (12) months after the Closing Date. With respect to any supply contract or arrangement pursuant to which Seller currently obtains parts, supplies or other materials for use of the Business that, in spite of Seller's reasonable efforts is not assigned to Buyer by the Closing Date, Seller shall allow Buyer to purchase such parts, supplies or other materials subject to such contract or arrangement (a) from Seller at Seller's cost; or (b) through Seller, for the Business, until twelve (12) months after the Closing; and Seller will resell to Buyer and Buyer will buy from Seller all such materials and supplies at the price paid for same by Seller; provided, that Seller shall not have any obligation to allow Buyer to buy such parts and other materials from Seller or through Seller if doing so would violate any applicable law, regulation, rule, order or ordinance or would constitute, or result in, a breach or termination of Seller's rights under such contract or would exceed Seller's rights under such contract.

      5.11 Amendment to Disclosure Schedules. At any time prior to the close of business on the 10th business day following the date of execution of this Agreement, Seller may deliver to Buyer amended, completed or supplemented Disclosure Schedules, and the Disclosure Schedules shall be deemed amended thereby. Buyer shall have five business days following delivery to review the amended Disclosure Schedules, and if no Objection (as herein defined) is made by Buyer prior to the close of business on the fifth business day


                               17.

following delivery of the amended  Disclosure
Schedules, the same shall be deemed accepted for all purposes hereunder. If Buyer shall object to the amended Disclosure Schedules as containing information not previously disclosed and significant in the reasonable judgment of Buyer to the Business (an "Objection"), Buyer and Seller shall negotiate in good faith for a period of up to 10 business days after delivery thereof for the purpose of resolving such Objection, and if such Objection is not resolved by the close of business on the 10th business day then either party may elect to terminate this Agreement.

      5.12 Title Insurance. Within 20 business days after the date of execution of this Agreement, Buyer shall, at Buyer's expense, cause title surveys and extended coverage title insurance preliminary reports to be issued for each parcel of real property included in the Purchased Assets. If such surveys and reports shall reveal any exception to or defect in title inconsistent with the representations set forth in Section 4.2(j) (an "Exception"), Buyer shall promptly advise Seller of such Exception and the parties shall negotiate in good faith to resolve the same or make appropriate adjustments to this Agreement. If the parties are unable to resolve the matter prior to Closing, then Buyer may elect either (A) to proceed with Closing, in which case the Exception shall be deemed included in the Disclosure Schedule, or (B) to terminate this Agreement. If there is an Exception which remains unresolved as of the close of business on May 31, 1994, then Seller may elect to terminate this Agreement at any time thereafter.

      5.13 Other Insurance. Effective as of the Closing, Seller shall cause Buyer to be named as an additional named insured on all of Seller's presently maintained insurance policies (other than those relating to employee benefits) and shall assign to Buyer all of Seller's rights and benefits under all of Seller's past and present insurance policies (other than those relating to employee benefits), except as such rights and benefits may relate to coverages for Retained Assets and Retained Liabilities. Except as provided below, Seller shall grant to Buyer the right and power to control the administration of such policies, including the decision as to whether to make claims thereunder and the timing thereof. Seller shall, however, retain all right and power to control the administration of such policies as they relate to coverage for any of the Retained Assets. Buyer agrees that it shall (i) procure and maintain for a period of three years following the Closing Date insurance with respect to product liability claims arising out of the Business with coverage levels at least as great as those maintained by Seller as of the date hereof, and (ii) cause those entities and persons named on Schedule 5.13 to be named as additional insureds on such new insurance policies.

      5.14 Charitable Trust. Seller is considering contributing a portion of its goodwill to a charitable trust. If Seller makes such a contribution, Seller will cause such charitable trust to join in this Agreement and be bound by all of the terms and provisions hereof, and to convey at Closing to Buyer all of the interest in the goodwill in the Business so contributed to the charitable trust; provided, however, Seller shall remain fully responsible for all of Seller's representations, warranties and covenants under this Agreement.


                               18.

                          ARTICLE VI
                  EMPLOYEE AND OTHER MATTERS
                  --------------------------

      6.1  Buyer to Offer Employment.

           (a) With respect to all employees of Seller other than the employees listed on Schedule 6.1 hereto ("Excluded Employees"), Buyer shall either (i) offer employment, effective as of the close of business on the Closing Date, with a level of compensation and benefits and on other terms and conditions of employment similar to each such employee's existing arrangements with Seller or (ii) pay to such employees severance in an amount equal to and upon terms similar to what such employees would have received if discharged by Seller prior to the date hereof.

           (b) If any employees of Seller do not accept an offer of employment from Buyer, Buyer may require Seller to retain such employees for a period of thirty (30) days following the Closing Date provided that Buyer shall be responsible for and pay, or to the extent paid by Seller, reimburse Seller for wages, benefits and severance payments to such employees.

           (c)  Effective  at  the  close  of  business   on  the
Closing Date, all employees of the Seller who accept Buyer's offer of employment shall cease to be covered by Seller's employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance and disability coverage (collectively, "Welfare Plans"). As soon as practicable after the Closing Date, Seller shall cause entire account balances of Transferring Employees under the Seller's profit sharing and 401(k) plan to be transferred to an appropriate qualified plan of Buyer. Seller shall retain responsibility for all Welfare Plans claims incurred by all employees of the Seller (and their dependents) on or prior to the Closing Date. Buyer shall assume responsibility for all claims under Buyer's employee welfare benefit plans incurred by such employees who accept Buyer's offer of employment (and their covered dependents) ("Transferring Employees") after the Closing Date. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date treatment is rendered except as to claims resulting from hospital confinement commencing on or prior to the Closing Date or from illness, injury or a condition which requires medical or dental treatment being treated on or prior to the Closing Date; provided, however, that, with respect to those employees who accept Buyer's offer of employment, Seller shall not be liable, and Buyer shall be solely responsible for, all Welfare Plan claims the treatment for which is not rendered within six months after the Closing Date.

           (d) Other than as set forth herein or reflected in the Closing Date Statement, Buyer shall have no obligation to any employees of Seller.

      6.2 Payroll. Seller shall pay all employees of Seller all wages to which they are entitled through the Closing Date as of its regular pay date.


                               19.

      6.3 Accrued Vacation. Effective as of the Closing Date, Buyer shall assume all liability for and thereafter have sole responsibility for all vacation time accrued for all full-time employees of Seller who accept Buyer's offer of employment. Seller agrees that it will, if requested by Buyer in writing, solicit from those employees of Seller who have accepted offers of employment from Buyer consents concerning transfer of accrued but unpaid vacation time from Seller to Buyer.

      6.4 Buyer Liable for Employee Continuation Coverage. Effective as of the Closing Date, Buyer shall assume all liability and thereafter have sole responsibility for providing the continuation coverage required by Section 4980B of the Internal Revenue Code of 1986 for those Seller employees as of the Closing Date who accept an offer of employment from Buyer.


                          ARTICLE VII
                            CLOSING
                          -----------

      7.1 Time of Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities shall take place at the offices of Brobeck, Phleger & Harrison, Spear Street Tower, One Market Plaza, San Francisco, California, at 10:00 a.m. (local time) on May 31, 1994 or such earlier date as shall be five business days after the expiration as earlier termination of the waiting under the HSR Act (or such later date as to which Buyer and Seller shall mutually agree) (the "Closing Date") (the time of such Closing being referred to herein as the "Time of Closing"), and the transactions effected by this Agreement shall be effective at the close of business on the Closing Date.

      7.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following, all duly and properly executed
(where necessary):

           (a) A good and sufficient Bill of Sale, which shall be in form and substance satisfactory to Buyer and Seller, selling, delivering, transferring and assigning to Buyer all of Seller's right, title and interest to the Purchased Assets other than the contracts and agreements to be assigned pursuant to subsection (b) below and share certificates evidencing all issued and outstanding shares of the Subsidiaries duly endorsed for transfer to Buyer, in each case free and clear of all liens other than Permitted Liens;

           (b) Good and sufficient assignments of all Contracts, which shall be in form and substance satisfactory to Buyer and shall include the written consents of all parties necessary in order to transfer all of Seller's rights thereunder to Buyer;

           (c)   A   certificate  of  the   Chairman   or   Chief
Financial  Officer of Seller in accordance with  Section  8.1(f);
and


                               20.

           (d)   Such   other  separate  instruments   of   sale,
assignment or transfer that Seller and Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in Buyer title to all or any part of the Purchased Assets.

      7.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following, all duly and properly executed
(where necessary):

           (a) A payment into an account designated by Seller by wire transfer in an amount equal to the Initial Price in accordance with Section 3.1 above;

           (b) A certificate of the General Counsel of Buyer in accordance with Section 8.2(c); and

           (c)   Such  other  separate  instruments of assumption
that   Seller   and  Buyer  may  reasonably  deem  necessary   or
appropriate  in  order  to  perfect,  confirm  or  evidence   the
assumption by Buyer of the Assumed Liabilities.


                          ARTICLE VIII
              CONDITIONS PRECEDENT TO OBLIGATIONS
              -----------------------------------

      8.1 Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Buyer):

           (a) Consents. Seller shall have obtained and delivered to Buyer all consents which Buyer shall reasonably deem necessary in order to consummate the transactions contemplated herein, including the consent of the lessors under the real property leases included in the Purchased Assets;

           (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller shall have been fully performed and complied with in all material respects at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 7.2;

           (c)   No Adverse  Proceeding.    There  shall   be  no
material pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Seller for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of this Agreement is illegal;


                               21.

           (d) No Material Adverse Change. There shall have been no material adverse change in the properties, business or financial condition of Seller since the Balance Sheet Date or, to the best knowledge of Seller, the prospects for the Business (provided that no change or event attributable to or proximately caused by the execution by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby shall be deemed a material adverse change for purposes of this condition to Closing);

           (e)  Representations    and    Warranties.         All
representations and warranties (including any Schedules contained therein) contained in Section 4.2 of this Agreement shall be true and correct as of the Closing Date;

           (f) Certificate. Seller shall have delivered to Buyer a certificate executed by its Chairman or Chief Financial Officer, dated the date of the Closing, to the effect that the conditions set forth in subsections (a), (b), (d) and (e), and, to the best knowledge of such officer, subsection (c), of this
Section 8.1, have been satisfied;

           (g) Approval of Documentation. The form and substance of all certificates, instruments and other documents delivered or to be delivered to Buyer under this Agreement shall be satisfactory to Buyer and Buyer's counsel in all reasonable respects; and

           (h) Title Policies. Buyer shall have been furnished, at Buyer's expense, with evidence that one or more title insurance companies acceptable to Buyer (each, a "Title Company") is prepared to issue at the Closing its extended coverage policy of title insurance in an amount reasonably fixed by Buyer insuring that fee simple title to any real property being purchased by Buyer under this Agreement is vested in Buyer as of the Closing Date free and clear of all encroachments and of all other matters affecting title except for (i) the lien of non-delinquent property taxes for the current year; and (ii) those easements, covenants, conditions and restrictions of record approved by Buyer as will be set forth on Schedule 8.1(h). Buyer shall either have obtained such title policy or waived this condition by the Closing.

           (i) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

           (j)  Non-Competition  Agreements.   Buyer  shall  have
received  non-competition agreements from  John  Bowes  and  John
Rosekrans, Jr. in form and substance reasonably satisfactory to Buyer.

           (k) Bulk Sales Laws. The parties shall have complied with all applicable bulk sales and similar laws with respect to the transfer of the Purchased Assets or satisfactory provision shall have been made therefor.

           (l) Lease Agreements. Seller and Buyer shall have entered into lease agreements in mutually satisfactory form and substance with respect to Seller's present


                               22.

facilities in San
Gabriel, California for one year and Virginia Beach, Virginia for three years (the "Lease Agreements") on commercial terms and rates for the area, and such agreements shall remain in full force and effect.

           (m) Failure of Conditions. In the event that any condition set forth in this Section 8.1 is not fulfilled within the time required, Buyer shall either waive fulfillment of such condition or give Seller notice that such condition has not been fulfilled, setting forth the reason that such condition has not been fulfilled. In the event that any such failure to fulfill a condition is curable, Seller shall have a reasonable period (but in no event exceed 45 days) to attempt to fulfill such condition. In the event such failure is not curable or that Seller fails to secure fulfillment of such condition within such period, Buyer shall within a reasonable period not to exceed 45 days, in the exercise of Buyer's absolute discretion, either elect to waive fulfillment of such condition or to terminate this Agreement.

      8.2 Conditions to Obligations of Seller. Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Seller):

           (a) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with in all material respects at or prior to the Time of Closing including the delivery of all payments pursuant to Section 7.3(a) and the instruments and documents in accordance with Section 7.3.

           (b)   No Adverse  Proceeding.   There   shall  be   no
material pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

           (c) Certificate. Buyer shall have delivered to Seller at the Closing a certificate, dated the date of the Closing, executed by the General Counsel or Chief Financial Officer of Buyer, to the effect that the conditions set forth in subsection
(a)  and,  to  the best knowledge  of  such  officer,  subsection
(b) of this Section 8.2 have been satisfied.

           (d) Approval of Documentation. The form and substance of all certificates, instruments and other documents delivered or to be delivered to Seller under this Agreement shall be satisfactory to Seller and Seller's counsel in all reasonable respects.

           (e) HSR Act. The applicable waiting period under the HSR act shall have expired or been terminated.

           (f)  Lease  Agreements.   Seller and Buyer  shall have
entered into the New Lease Agreements, and such agreements shall remain in full force and effect.


                               23.

           (g) Failure of Conditions. In the event that any condition set forth in this Section 8.2 is not fulfilled within the time required, Seller shall either waive fulfillment of such condition or give Buyer notice that such condition has not been fulfilled, setting forth the reasons that such condition has not been fulfilled. In the event that any such failure to fulfill a condition is curable, Buyer shall have a reasonable period (but not to exceed 45 days) to attempt to fulfill such condition. In the event such failure is not curable within such period, Seller shall, within a reasonable period not to exceed 45 days, in the exercise of Seller's absolute discretion, elect to waive fulfillment of such condition or to terminate this Agreement.


                          ARTICLE IX
                         MISCELLANEOUS
                         -------------

      9.1  Expenses.   Each party shall pay its own expenses  and
costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

      9.2 Survival of Representations and Warranties. The representations, warranties and covenants contained in this Agreement shall survive the Closing for the periods set forth below and any claim made with respect thereto pursuant to Section
9.6 shall be made prior to the expiration of such period.

      Terminate at Closing    [Section]  4.1(a),  4.1(b), 4.1(c),
      Time:                   4.2(a), 4.2(b),  4.2(j) (solely  as
                              to  the  real  property  for  which
                              preliminary   title   reports   are
                              obtained pursuant to Section 5.12),
                              4.2(m),  4.2(p),   4.2(t),  4.2(w),
                              5.5,  5.6, 5.8,  5.9,  5.11,  5.12,
                              5.14, 7.1, 7.2, 7.3, 8.1, 8.2.

     Terminate 6 Months       [Section] 4.2(c),  4.2(d),  4.2(e),
     following Closing Time:  4.2(f),  4.2(g),   4.2(h),  4.2(i),
                              4.2(j)  (as  to  all  property  for
                              which preliminary title reports are
                              not  obtained pursuant  to  Section
                              5.12),   4.2(k),  4.2(l),   4.2(n),
                              4.2(o),   4.2(p),  4.2(q),  4.2(s),
                              4.2(u), 4.2(v), 4.2(x), 5.7.

     No Termination:          Articles  I,  II,  III;   [Section]
                              4.1(d), 4.2(r), 5.1, 5.2, 5.3, 5.4,
                              5.10, 5.13 (terminates three  years
                              from the Closing Date),  6.1,  6.2,
                              6.3, 6.4, 9.1, 9.2, 9.3,  9.4, 9.5,
                              9.6, 9.7, 9.8, 9.9.
                              4.2(r), 5.1, 5.2, 5.3, 5.4,   5.10,
                              5.13  (terminates three years  from
                              the  Closing Date), 6.1, 6.2,  6.3,
                              6.4,  9.1, 9.2, 9.3, 9.4, 9.5, 9.6,
                              9.7, 9.8, 9.9.

Buyer agrees that Buyer will not offset against payment due under
Section 3.3 on the basis of any claim of Seller's breach of a provision of this Agreement for which indemnity under Section 9.6(a)(ii) would be available if such claim were timely made unless such a timely


                               24.

claim with respect to such breach has been made under Section 9.6(a)(ii) prior to termination of such provision under this Section 9.2.

      9.3 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by facsimile transmission with telephone confirmation of receipt, or, if such means should be available, by hand or sent by first-class mail, postage prepaid, or by overnight courier, as follows:

      If to Buyer:        Mattel, Inc.
                          333 Continental Boulevard
                          El Segundo, CA 90245-5012
                          Attention: N. Ned Mansour, Esq.
                                     General Counsel

      With  a copy to:    Latham & Watkins
                          505 Montgomery Street
                          Suite 1900
                          San Francisco, CA 94111-2562
                          Attention: Christopher L. Kaufman, Esq.

      If to Seller:       Kransco
                          160 Pacific Avenue
                          San Francisco, CA 94111
                          Attention: Douglas E. Tinker
                                     Senior Vice President

      With  a  copy to:   Brobeck, Phleger & Harrison
                          One Market Plaza
                          Spear Street Tower
                          San Francisco, CA 94105
                          Attention: Ronald B. Moskovitz, Esq.

or, in each case, at such address and to the attention of such person as either party shall have furnished to the other by notice.

      9.4 Knowledge. The phrase "to the knowledge" of an entity shall refer to the actual knowledge of the chief executive officer, chief financial officer or any other corporate officers after appropriate inquiry with respect thereto.

      9.5 Miscellaneous. This Agreement together with all Schedules and Exhibits hereto constitutes the entire understanding between the parties hereto, and supersedes all prior agreements or letters of intent, representations and understandings of the parties hereto. This Agreement may be modified or terminated only by an instrument in writing


                               25.

signed by
the party against which enforcement is sought. This Agreement shall inure to the benefit of the parties hereto and may not be assigned by any party without the express written consent of the other parties hereto. This Agreement shall be governed by the laws of the State of California as applied to contracts made and fully performed in California. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The headings of the sections of this Agreement are solely for convenience of reference and shall not affect the meaning of any of the provisions hereof.

      9.6 Indemnification.

           (a)   Seller's Indemnification of Buyer.  Seller shall
indemnify Buyer and hold Buyer harmless  at  all times after  the
Closing   against  and  in  respect  of  any   of  the  following
(collectively, "Buyer Losses"):

                (i) Obligations Not Assumed. Any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Seller, or arising from the operations of Seller either before or after the Time of Closing (including, without limitation, the operation of the Business prior to the Time of Closing), whether accrued, absolute, contingent or otherwise and whether or not disclosed in this Agreement or the Schedules, to the extent not expressly assumed by Buyer pursuant to the Agreement;

                (ii) Breach of Agreement. Any and all damages resulting to Buyer from any misrepresentation, breach of warranty, or nonfulfillment, in whole or in part, of any obligation on the part of Seller under this Agreement or any Schedule;

                (iii) Taxes.   Any and all  taxes  of Seller,  or
applicable to operation of the Business prior to the Time of Closing, to the extent not provided for on the Closing Date
Statement; and

                (iv)  Associated    Costs.       All       costs,
assessments, judgments (including reasonable costs and attorneys' fees and other expenses) arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described in Section 9.6(a)(i), (ii) or (iii).

Provided, however, that Seller's obligation to indemnify Buyer with respect to Buyer Losses arising from breach by Seller of any representation or warranty under this Agreement and any associated costs constituting Buyer Losses with respect to such breach under Section 9.6(a)(ii) shall only apply to the extent that such Buyer Losses exceed $1,000,000 and notice of claims therefor has been made on or before the expiration of such representation or warranty as set forth in Section 9.2 hereof; and provided further, however, that in no event shall Seller's indemnity obligation under this Section 9.6 with respect to Buyer Losses for breaches by Seller under Section 9.6(a)(ii) exceed $35,000,000 in the aggregate.


                               26.

           (b)   Buyer's Indemnification of Seller.   Buyer shall
indemnify Seller and hold Seller harmless at all times after the Closing against and in respect of any of the following
(collectively, "Seller Losses").

                (i) Obligations Assumed. Any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Seller to the extent expressly assumed by Buyer pursuant to this Agreement;

                (ii) Breach of Agreement. Any and all damages resulting to Seller from any misrepresentation, breach of warranty, or nonfulfillment, in whole or in part, of any obligation on the part of Buyer under this Agreement or any Schedule;

                (iii) Post-Closing Operations. Any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Buyer arising from events occurring in the operations of the Purchased Assets (including the Business) after the Time of Closing not related to events occurring prior to the Time of Closing; and

                (iv)  Associated   Costs.            All   costs,
assessments, judgments (including reasonable costs and attorneys' fees and other expenses arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described in Section 9.6(b)(i), (ii) or (iii).

           (c) Notice of Claims - Participation in Third Party Suits. Any party with a right to indemnification pursuant to this Section 9.6 ("Indemnified Party") shall be reimbursed by the other party ("Indemnifying Party") for any damage subject to such indemnification. Any Indemnified Party making any claim against an Indemnifying Party for indemnification shall make such claim in writing, setting forth in general terms the facts upon which the Indemnified Party bases such claim. In the event of any claim or demand asserted against any Indemnified Party by a third party upon which the Indemnified Party may claim indemnification under this Section 9.6, the Indemnified Party shall give the Indemnifying Party written notice within thirty
(30) days after receipt thereof indicating whether the Indemnified Party intends to assume the defense of such claim or demand. The Indemnifying Party shall have the right, at its own expense, to participate in such defense, by written notice given to the Indemnified Party within fifteen (15) days from the date of the Indemnified Party's notice of such claim. If the Indemnified Party assumes the defense and the Indemnifying Party does not participate, the Indemnified party shall have the right fully to control and to settle the proceeding. If the Indemnifying Party elects to participate in such defense, and does not dispute liability for indemnification of all damages arising out of such action, the Indemnifying Party may elect to control the proceeding, but shall not settle the same without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not so elect to control the proceeding, the Indemnified Party shall control the proceeding but shall not settle the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party elects not to assume the defense, the Indemnifying Party


                               27.

shall have the  right
to do so and to control the proceeding, but the Indemnified Party shall nonetheless have the right to participate therein, and the Indemnifying Party shall not settle the same without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

      9.7  Termination.

           (a)  Mutual  Agreement.    This  Agreement   may    be
terminated and abandoned at any time prior to the Closing Date by the written agreement of Seller and Buyer.

           (b)  Failure of Conditions.   This  Agreement  may  be
terminated on the grounds of failure of fulfillment of conditions as provided in Sections 8.1 and 8.2.

           (c) 120 Days. This Agreement shall terminate if the Closing shall not have been consummated on or prior to July 31, 1994; provided, however, that such date shall be extended to the extent that the parties are awaiting any response under the HSR Act.

           (d)  Other   Provisions.    This  Agreement   may   be
terminated as provided in Sections 5.11 or 5.12.

           (e) Effect of Termination. In the event of termination of this Agreement in accordance with this Article 9.7, neither party shall have any obligation to the other whatsoever with respect to this Agreement, the transactions provided for herein, or the expenses either of them incurred in connection with or in contemplation of such transactions.

      9.8 Allocation of Estimated Purchase Price. Within 10 business days after the execution of the Agreement, the parties shall agree upon a final Schedule 9.8, a preliminary copy of which is attached hereto. Schedule 9.8 shall constitute the allocation agreed to by Seller and Buyer of the Initial Purchase Price among the various items included in the assets, properties, business and rights being transferred by Seller to Buyer. The allocation of any differential between the Final Purchase Price established pursuant to Section 3.2 and the Initial Purchase Price shall (i) with respect to accounts receivable or inventory, be applied to accounts receivable or inventory, as the case may be, (ii) to the extent any portion of the differential shall relate to any other specific account, be applied to such account, and (iii) with respect to all other items, be prorated in the same manner as the Initial Purchase Price. Buyer and Seller shall file all tax returns and reports in a manner consistent with Schedule 9.8.

      9.9 Prorations. All items of income or expense respecting the Purchased Assets and business being transferred pursuant to this Agreement, including, without limitation, salaries and other fringe benefits to be assumed by Buyer and premiums on any insurance policies to be transferred to Buyer, which properly apply to periods commencing prior to


                               28.

and ending after the Closing
Date shall be prorated as of the close of business on the Closing
Date.   Such  items  of income or expense shall include,  without
limitation, the following, which shall be governed by any special proration principles set forth below:

           (a) Current real and personal property taxes. In the event that such taxes are not determinable on the Closing Date, such taxes shall be tentatively prorated upon the basis of taxes for the preceding tax year and appropriate adjustments shall be made when such taxes are finally determined; and

           (b)  Utility   charges.    Buyer  and   Seller   shall
cooperate so as to cause utility companies to read all utility meters on the morning of the Closing date so as to minimize the need for such proration.

      9.10 Maintenance of Cash Assets. Seller agrees that Seller will maintain, for a period of six months from the Closing Date, cash, cash equivalents, marketable securities, cash-like instruments and government deposits of at least $50,000,000 and that after six months from the Closing Date, Seller will maintain cash and cash equivalents equal to the lesser of (i) $50,000,000 and (ii) the aggregate of all claims made by Buyer against Seller under Section 9.6(a).

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written and amended and restated this Agreement as of the date second above written.


                         KRANSCO
                         -------

                         By  /s/ John G. Bowes
                             -----------------
                         Title:  Chairman


                         MATTEL, INC.
                         ------------

                         By  /s/ N. Ned Mansour
                             --------------------------
                         Title:   Senior Vice President


                               29.

Schedules from the Amended and Restated Asset Purchase Agreement omitted pursuant to Item 601 (b)(2) of Regulation S-K of the Securities Exchange Act of 1934 are as follows:


     Schedule 4.2 (c)    Conflict or Default
     Schedule 4.2 (d)    Contracts and Commitments
     Schedule 4.2 (e)    Inventory Pledged or Assigned on Consignment
     Schedule 4.2 (f)    Receivables
     Schedule 4.2 (g)    Kransco Financial Statements
     Schedule 4.2 (h)    Events Subsequent to 12/31/93
     Schedule 4.2 (j)    Title to the Property
     Schedule 4.2 (k)    Intellectual Property
     Schedule 4.2 (l)    Litigation
     Schedule 4.2 (o)    Employee Benefit Plans, Collective Bargaining
                           Agreement
     Schedule 4.2 (p)    Environmental Matters
     Schedule 4.2 (s)    Kransco Personnel
     Schedule 4.2 (t)    Insurance
     Schedule 4.2 (v)    List of Real Property and Personal Property
                           Tax Bills
     Schedule 4.2 (w)    Product Liability Claims
     Schedule 4.2 (x)    Order Backlog as of March 25, 1994
     Schedule 5.2        Access to Books and Records
     Schedule 5.13       Additional Insured
     Schedule 6.1        Exluded Employees
     Schedule 9.8        Allocation of Purchase Price


Registrant agrees to provide supplementally to the Securities and Exchange Commission copies of any omitted schedule upon request.